Exhibit 4.10C

Warrant No: PS-3	Warrant Shares: 6,450
Date of Issuance	Void after
October 2, 2012	October 2, 2017

ALIMERA SCIENCES, INC.

WARRANT TO PURCHASE SHARES OF SERIES A PREFERRED STOCK

Pursuant to the terms of that certain Securities Purchase Agreement (as may be amended or restated from time to time, the “Purchase Agreement”) dated as of July 17, 2012, among Alimera Sciences, Inc., a Delaware corporation (the “Company”), the Holder (as defined below) and certain other investors, for consideration, the receipt and sufficiency of which is hereby acknowledged, this Warrant (this “Warrant”) is issued to Micro Cap Partners, L.P., a Delaware limited partnership, or its assigns (the “Holder”) by the Company. Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

1. Purchase of Shares.

(a) Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing in accordance with Section 15 below) (the “Principal Office”) or delivery of a duly executed copy of the Notice of Exercise attached hereto, to purchase from the Company up to 6,450 fully paid and nonassessable shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), subject to adjustment as provided in this Warrant; provided that (a) if the Preferred Stock has been converted pursuant to Section 6(b) of the Certificate of Designation of Series A Preferred Stock of the Company (“Mandatory Conversion”) or (b) if the Holder so elects in writing, upon delivery of a duly executed copy of the Notice of Exercise, the Holder shall purchase from the Company up to that number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) as would be issuable upon conversion of the Preferred Stock subject to this Warrant, subject to adjustment as provided in this Warrant. As used herein, the term “Shares” shall mean either the Preferred Stock or the Common Stock for which this Warrant is exercised as applicable.

(b) Exercise Price. The exercise price for the Shares shall be $44.00 per share, subject to adjustment as provided in this Warrant (the “Exercise Price”), provided that if this Warrant is exercised for Common Stock pursuant to the terms hereof, the exercise price per share of Common Stock shall equal the quotient of (i) $44.00 divided by (ii) the number of shares of Common Stock then issued or issuable upon conversion of one share of Preferred Stock.

2. Exercise Period. This Warrant shall be exercisable, in whole or in part, at any time or from time to time, during the term (the “Exercise Period”) commencing on the date hereof (the “Issuance Date”) and ending at 5:00 p.m. Eastern Time on October 2, 2017 (the “Expiration Date”); provided, however, that this Warrant shall be treated in the manner set forth in Section 3(d) and shall thereafter no longer be exercisable and shall become null and void upon a Corporate Transaction (as defined below) if (i) the Company has delivered written notice of the proposed Corporate Transaction at least ten (10) days prior to the consummation thereof (the “Closing”); (ii) the Company is not in breach of any term of this Warrant as of immediately prior to the Closing; (iii) the Fair Market Value (as defined in Section 4 below) of one (1) Share, computed in accordance with Section 4 below, is greater than the Exercise Price at the date of such calculation and (iv) the consideration issued in the Corporate Transaction is cash or publicly-traded securities. For purposes of this Warrant, a “Corporate Transaction” shall mean (a) any sale or exclusive license of all or substantially all of the assets of the Company to a third party, (b) or any reorganization, consolidation, merger or sale of outstanding equity securities of the Company where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction; provided, however, that (i) a transaction for which the sole purpose is to change the state of Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction and (y) a license transaction entered into for the purpose of developing and/or commercializing one or more of the Company’s products, so long as such license would not reasonably be considered to be a sale or license of all or substantially all of its assets, shall not constitute a Corporate Transaction.

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, at any time or from time to time, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) delivery of a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at the Principal Office, together with payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased unless the net exercise procedure specified in Section 4 below is specified in the Notice of Exercise; and

(ii) if the Holder is purchasing all of the Shares available hereunder and this Warrant is being exercised in full pursuant to the Notice of Exercise delivered under Section 3(a)(i) above, the delivery of this Warrant to the Secretary of the Company at the Principal Office within five (5) Business Days after the Holder delivers the Notice of Exercise.

Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Shares available hereunder and this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within five (5) Business Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Shares available hereunder shall have the effect of lowering the outstanding number of Shares purchasable hereunder in an amount equal to the applicable number of Shares purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Notice of Exercise and payment of the aggregate Exercise Price (if applicable) are delivered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c) By no later than three (3) Business Days after the exercise of this Warrant in whole or in part, the Company will issue or cause to be issued in the name of, and delivered to, the Holder, or to such other party or parties as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct a certificate or certificates for the number of Shares to which such Holder shall be entitled (or if requested by the Holder, crediting the Holder’s account by a notation in book entry form with the Company’s transfer agent and registrar for the Preferred Stock or the Common Stock or crediting the account of the Holder’s prime broker with The Depository Trust Company (the “DTC”) through its DWAC system.

In the event the Company fails to deliver the Shares to the Holder within such three (3) Business Day period, the Holder shall have the right to rescind the previously submitted Notice of Exercise and the Company shall return all consideration paid by the Holder for such Shares upon such rescission.

(d) Notwithstanding the provisions of Section 2 above, if any portion of this Warrant has not been exercised by the Holder prior to the close of business on the latest Trading Day prior to the Expiration Date, the unexercised portion of this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 4 below, without any further action on behalf of the Holder, as of immediately prior to the Expiration Date. Notwithstanding the provisions of Section 2 above, if any portion of this Warrant has not been exercised by the Holder prior to the occurrence of a Closing that takes place before the Expiration Date, the unexercised portion of this Warrant shall automatically be exchanged for that amount and form of consideration that would be payable to the holder of this Warrant if the Warrant was exercised in full in the manner set forth in Section 4 below, without any further action on behalf of the Holder, as of immediately prior to such Closing.

4. Net Exercise.

(a) In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) above, and the Company shall issue to such Holder (or as such Holder may direct) a number of Shares computed using the following formula:

Where

X =	The number of Shares to be issued to the Holder (or as such Holder may direct).

Y =	The number of Shares purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such calculation).

A =	The Fair Market Value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

(b) For purposes of this Section 4, the “Fair Market Value” of a Share shall mean, (i) if this Warrant is being exercised for Preferred Stock pursuant to the delivery of a Notice of Exercise to the Company or automatically pursuant to Section 3(d) above, the product of (x) the closing price of the Common Stock as quoted on the Trading Market (as defined below) on the Trading Day immediately prior to the delivery of the duly executed Notice of Exercise to the Company in accordance with Section 3 above, or the date on which this Warrant is deemed exercised under Section 3(d), as applicable, as published in The Wall Street Journal and (y) the number of shares of Common Stock issuable upon conversion of one Share, and (ii) if this Warrant is being exercised for Common Stock pursuant to the delivery of a Notice of Exercise to the Company or automatically pursuant to Section 3(d) above, the closing price of the Common Stock as quoted on the Trading Market (as defined below) on the Trading Day immediately prior to the date of delivery of the duly executed Notice of Exercise to the Company in accordance with Section 3 above, on which this Warrant is deemed exercised under Section 3(d) above as applicable, as published in The Wall Street Journal. If the Shares are not traded on a Trading Market, the Fair Market Value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such price shall be determined in good faith by the Board of Directors.

(c) As used herein, the following terms shall have the following respective meanings:

(i) “Eligible Market” means any of the New York Stock Exchange, the NYSE AMEX, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market, including any successor exchanges of any of the foregoing;

(ii) “Trading Day” means a day on which the Trading Market is open for trading; and

(iii) “Trading Market” shall mean the OTC Bulletin Board or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then primarily listed or quoted.

(d) For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the Issuance Date, assuming the Holder is not an Affiliate of the Company, it is intended that the Shares issued in a Net Exercise shall be deemed to have been acquired, and the holding period for the Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement (or if previously transferred by the Holder and the tacking rules under Rule 144 are not available in connection with such transfer, the date of such transfer).

5. Representations, Warranties and Covenants of the Company. In connection with the transactions provided for herein, the Company hereby represents, warrants and covenants to the Holder that as of the date hereof:

(a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization. This Warrant has been duly authorized, is validly issued, and constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights. All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has duly authorized and reserved sufficient shares of Preferred Stock and Common Stock to allow for the exercise of this Warrant in full.

(c) Valid Issuance of Preferred Stock. The Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed therein, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The Company hereby agrees that it will at all times during the Exercise Period have duly authorized and reserved such number of shares of Preferred Stock as will be sufficient to permit the exercise in full of this Warrant. The Company will take all such reasonable action as may be necessary to assure that the Shares may be issued at the time of exercise as provided herein without violation of any applicable law or regulation.

(d) Valid Issuance of Common Stock. The Company hereby agrees that it will at all times during the Exercise Period have duly authorized and reserved such number of shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant should the Preferred Stock convert into Common Stock or should the Holder elect to exercise in full this Warrant for Common Stock. The Company will take all such reasonable action as may be necessary to assure that the Shares may be issued at the time of exercise as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company will take all such action as may be necessary to assure that such Shares may be issued as provided herein without violation of any requirements of the Trading Market.

6. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares or other property or rights purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Preferred Stock or Common Stock, as applicable, by split-up or otherwise, or combine its Preferred Stock or Common Stock, or issue additional shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Preferred Stock or Common Stock (each, a “Share Reorganization”), the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the Share Reorganization becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend. The provisions of this Section 6(a) shall similarly apply to successive Share Reorganizations.

(b) Reclassification, Reorganization and Consolidation. In case of any: (i) reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above); (ii) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of or economic interests in the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization; (iii) sale, lease, exclusive license, transfer, conveyance or other disposition of all or substantially all of the assets of the Company (other than a license transaction entered into for the purpose of developing and/or commercializing one or more of the Company’s products, so long as such license would not reasonably be considered to be a sale of all or substantially all of its assets); (iv) sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 50% of the voting power of the voting securities of or economic interests in the Company; or (v) acquisition, directly or indirectly, by any “person” (together with his, her or its Affiliates) or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding shares of capital stock and/or other equity securities of the Company, in a single transaction or series of related transactions (including, without limitation, one or more tender offers or exchange offers), representing at least 50% of the voting power of or economic interests in the then outstanding shares of capital stock of the corporation, in each case other than a Corporate Transaction that results in the termination of this Warrant in accordance with Section 2(a) above, (each of (i)-(v) above a “Corporate Reorganization”), then, as a condition of such Corporate Reorganization, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such Corporate Reorganization by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such Corporate Reorganization. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder; provided the aggregate Exercise Price shall remain the same. The provisions of this Section 6(b) shall similarly apply to successive Corporate Reorganizations.

(c) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(d) Notices of Adjustment.

(i) Not less than ten (10) days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to Section 6(b) or Section 6(c) above, or of any Special Distribution (as defined below), the Company shall give notice to the Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and computation thereof. If the required adjustment is not determinable as the time of such notice, the Company shall give notice to the Holder of such adjustment and computation as soon as reasonably practicable after such adjustment becomes determinable. A “Special Distribution” shall mean the Company’s issuance or distribution, to any holder or holders of shares of Preferred Stock or Common Stock based on such holdings, of evidences of indebtedness, any other securities of the Company or rights or warrants to subscribe for or purchase any security of the Company or any cash, property or other assets (excluding a Share Reorganization), whether or not accompanied by a purchase, redemption or other acquisition of shares of Preferred Stock or Common Stock.

(ii) When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly, but in any event no later than three (3) Business Days after the effective date of the adjustment, notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

7. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

8. No Stockholder Rights; No Liability. Except as otherwise specifically provided herein, prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase the Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Preferred Stock or Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

9. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained herein, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after, but in any event no later than five (5) Business Days following, the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at the Principal Office, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants of like tenor.

10. Restrictions on Exercise. The Company shall provide to the Holder prompt written notice of any time that the Company is unable to issue the Shares via DTC transfer (or otherwise without restrictive legend), because (a) the Commission has issued a stop order with respect to the Registration Statement, (b) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (c) the Registration Statement is otherwise not then effective; provided, however, that notwithstanding the foregoing, the Company shall use its reasonable best efforts to keep the Registration Statement covering the issuance of the Shares effective until the earliest to occur of (i) the expiration or termination of this Warrant in accordance with its terms, and (ii) the exercise in full of this Warrant.

11. Governing Law; Jurisdiction. This Warrant shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13. Counterparts. This Warrant may be executed in one or two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Titles and Subtitles; Construction; Attachments. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. Any reference to this Warrant includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. The attachments hereto shall be deemed incorporated herein by reference.

15. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other address(es) as shall be specified by notice given in accordance with this Section 15):

If to the Company:

ALIMERA SCIENCES, INC.

6120 Windward Parkway, Suite 290

Alpharetta, Georgia 30005

Attention: Chief Financial Officer

Facsimile:

Email address:

If to Holder:

At the address shown on the signature page hereto.

16. Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

17. Expenses of Actions. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

18. Equitable Remedies. To the extent permitted by law, the Company’s obligations to issue and deliver Shares in accordance with and subject to the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Shares. Without limiting the rights of the Company and the Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company and the Holder each acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure, without proof of actual damages and without posting any bond.

19. Lost, Mutilated or Missing Warrants. Upon receipt by the Company of notice of the loss, theft, destruction or mutilation of any Warrant, and, in the case of loss, theft or destruction, upon receipt of indemnification satisfactory to the Company (in the case of the initial Holder its unsecured, unbonded agreement of indemnity or affidavit of loss shall be sufficient) or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver a new warrant of like tenor and representing the right to purchase the same aggregate number of Shares.

20. Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the Principal Office, for a new warrant or warrants representing in the aggregate the right to purchase the number of Shares then underlying this Warrant, and each such new warrant will represent the right to purchase such portion of such Shares as is designated by the Holder at the time of such surrender; provided, however, that no warrant for fractional shares of Common Stock shall be given.

21. Entire Agreement; Amendments and Waivers. This Warrant and the Purchase Agreement and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, only with the written consent of the Company and the holders of rights to purchase a majority of the shares originally issuable pursuant to this Warrant. No failure or delay of the Company or the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. The rights and remedies of the Company and the Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

22. No Avoidance. The Company shall not, by amendment of its certificate of incorporation or bylaws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant pursuant to the terms hereof. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be necessary to enable the Company to perform its obligations under this Warrant.

23. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ALIMERA SCIENCES, INC.

By:	/s/ C. Daniel Myers
Name:	C. Daniel Myers
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER

MICRO CAP PARTNERS, L.P.

By:	Palo Alto Investors, LLC
Its General Partner

By:	/s/ Scott R. Smith
Name: Scott R. Smith
Title: Chief Compliance Officer
Address:	Palo Alto Investors, LLC
Attn: Scott R. Smith
470 University Avenue
Palo Alto, California 94301
Facsimile:	(605) 325-5028
Email:	ssmith@pa-investors.com

NOTICE OF EXERCISE

ALIMERA SCIENCES, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	shares of [Common Stock / Preferred Stock] (circle one) pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to Shares.

☐	Combination of the foregoing:

Cash Exercise Shares:

Net Exercise Shares:

If the Shares are not registered and the holder does not utilize net exercise, the undersigned is representing in connection with the exercise of the Warrant that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

HOLDER:

Date:	By:
Name:
Title:

Name(s) in which Shares should be registered:

The Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this

form and supply required information. Do not

use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.